                                                                      Exhibit 11

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON EQUIVALENT SHARE
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                      Three Months Ended                   Nine Months Ended
                                                         September 30,                        September 30,
                                              ---------------------------------      --------------------------------
                                                      1996             1995                 1996              1995
                                              --------------     --------------      --------------    --------------
Primary Earnings Per Share:

 (1)    Weighted average shares of
        common stock outstanding  . . . .        245,888,549        247,894,174         247,663,731       247,545,698

 (2)    Effect of issuance of shares
        from assumed exercise of
        stock options
        (treasury stock method) . . . . .             18,884             11,142              24,186           (10,400)
                                              --------------     --------------      --------------    --------------
 (3)    Weighted average shares . . . . .        245,907,433        247,905,316         247,687,917       247,535,298
                                              ==============     ==============      ==============    ==============
 (4)    Net income  . . . . . . . . . . .     $      240,024     $      853,949      $      368,618    $    1,101,665

 (5)    Primary earnings per share
        (line 4/line 3) . . . . . . . . .     $         0.98     $         3.44      $         1.49    $         4.45

Fully Diluted Earnings Per Share:

 (6)    Weighted average shares per
        computation on line 3 above . . .        245,907,433        247,905,316         247,687,917       247,535,298

 (7)    Shares applicable to options
        included on line 2 above  . . . .            (18,884)           (11,142)            (24,186)           10,400

 (8)    Dilutive effect of stock
        options based on the average
        price for the period or quarter-
        end price, whichever is higher,
        of $22.63 and $22.06 for the
        third quarter of 1996 and 1995,
        respectively, and $22.88 and
        $22.06 for the first nine months
        of 1996 and 1995, respectively
        (treasury stock method) . . . . .             18,884             17,220              24,186            17,220
                                              --------------     --------------      --------------    --------------
 (9)    Weighted average shares . . . . .        245,907,433        247,911,394         247,687,917       247,562,918
                                              ==============     ==============      ==============    ==============
(10)    Net income  . . . . . . . . . . .     $      240,024     $      853,949      $      368,618    $    1,101,665

(11)    Fully diluted earnings per
        share (line 10/line 9)  . . . . .     $         0.98     $         3.44      $         1.49    $         4.45

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b)
(11) although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board (APB) Opinion No. 15 because it does not meet the 3% dilutive test.